FOR IMMEDIATE RELEASE
Resonant Inc. Reports Second Quarter 2015 Financial Results and Provides Business Update
-- Management to Host Conference Call Today at 2:00 PT/5:00 ET

SANTA BARBARA, Calif. — August 11, 2015 -- Resonant Inc. (NASDAQ: RESN), a creator of innovative filter designs for radio frequency front-ends (RFFEs) for the mobile device industry, today announced financial results for the second quarter ended June 30, 2015 and provided a business update.

Chief Executive of Resonant Terry Lingren, stated, “During the quarter, we made meaningful progress across our product portfolio. For our first design, not only are we proceeding with the qualification process and licensing agreement with our partnering filter manufacturer, but we also are in ongoing discussions with other prospective customers. We look to capitalize on the industry’s filter production and supply challenges by evaluating several other single band projects thereby increasing the potential for multiple revenue streams in the future.

“Importantly, the White Paper we published in June showcases the power of our team, tools and technology. The duplexer detailed in the White Paper, while smaller, has comparable, and in some cases better, performance than the best available duplexers in this Band. In addition, and as anticipated, we have been able to significantly accelerate our design cycle time since completing our first-generation design. While we have published only the performance of our first generation duplexer for Band 3, we have progressed very rapidly on our work to shrink the size and are now working on a third generation that is smaller still. This most recent and accelerated progress highlights how our capabilities can rapidly create and improve designs. Looking ahead, we plan to deliver more single-band products as well as tunable filters that reduce costs and create new opportunities for manufacturers, the OEMs and ultimately, the end phone consumer,” concluded Mr. Lingren.

Business Update
During the quarter and subsequent weeks, the Company made progress in several key areas:

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Published a white paper titled, “Radically Reducing the Cost and Size of Cellphone RF Filters to Fuel the Mobile Revolution,” that for the first time publicly documented Resonant’s advantages validated on large volumes of real parts. It explains how Resonant’s Infinite Synthesized Networks™ (ISN™) technology can be used to design Surface Acoustic Wave (SAW) filters that equal or exceed the performance of more expensive Bulk Acoustic Wave (BAW) designs while also reducing the size.

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Product 1: Using Resonant’s ISN tools and technology, the Company commenced work on a third-generation Band 3 duplexer, fabricated with TC-SAW resonators while maintaining BAW-like performance and measuring 1.6x1.2mm. This is a significant size reduction from the 1.8x1.4mm TC-SAW described in Resonant’s White Paper published on June 30, 2015 and the second-generation 1.7x1.3mm duplexer, which provided even better performance than the first generation. Both generations of the Band 3 design are being marketed by the Company and a partnering filter manufacturer (also known as a fabrication facility, or Fab). Concurrently, the filter manufacturer has started their qualification process, which is required prior to design acceptance.

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Product 2: Resonant has received first parts from its second product design, which it plans to complete no later than the first quarter of 2016. This design is being developed with a second Fab for sale directly into their existing channel of RFFE manufacturers and mobile device OEMs. The Fab has the option to license the final design, which uses its existing manufacturing techniques. Terms for a license have not been finalized. While the aspects of the project remain confidential, the design is intended to replace a BAW filter with a SAW filter for another hard band which, like Band 3, is one of the large worldwide bands.

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Tunable filter: Resonant remains on track to complete a tunable RF filter prototype by the end of 2015. The design in development is based on discussions with several prospective customers and receipt of specifications from two of them. Following completion of the prototype, Resonant will seek to license tunable designs to integrators and fabricators.

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Added industry veteran Thomas R. Joseph, PhD, to Resonant’s Board of Directors. Having performed some of the earliest work on SAW resonators, and completing a career that included working most recently at RFMD (now Qorvo), Dr. Joseph has successfully developed technologies and grown product lines in the cellular products industry and has worked with all major SAW and BAW manufacturers.

Financial Results for the Second Quarter1 and Year to Date

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Ended the Second Quarter with $9.2 million in working capital compared with $13.2 million of working capital at December 31, 2014. Management believes it has sufficient cash to support planned operations through the first half of 2016.

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Research and development (R&D) expenses totaled approximately $1.1 million in the Second Quarter compared with $969,000 a year ago, due to increased costs associated with increased headcount and a greater number of projects in development. Year to date, R&D expense totaled $2.1 million, up from $1.4 million a year ago.

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General and administrative (G&A) expenses totaled approximately $943,000 in the Second Quarter, compared with $455,000 a year ago, which was the first quarter of operations as a public company. Year to date, G&A expenses were $2.1 million, compared with $1.0 million in the first six months of 2014.

1 Financial data is for the second quarter (Second Quarter) and year to date ended June 30, 2015. Comparisons are to the comparable periods in 2014.

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Operating loss increased to $2.2 million for the Second Quarter, from $1.5 million a year ago. The increased loss primarily reflected increased R&D activities and G&A expenses consistent with planned growth and being a public company. Year to date, the operating loss totaled approximately $4.4 million, up from $2.5 million a year ago.

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The net loss totaled approximately $2.1 million, or $0.31 per fully diluted share, for the Second Quarter, based on 7.2 million shares outstanding. This compared with a net loss in the same quarter last year of $2.2 million, or $0.69 per fully diluted share, based on 3.1 million shares outstanding. Year to date, the net loss totaled $4.4 million, or $0.63 per share, on 7.1 million shares outstanding, compared with a net loss of $6.1 million, or $2.95 per share, on 2.1 million shares outstanding, for the 2014 six month period.

Conference Call
Resonant will host a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern time. Investors interested in participating in the live call can dial 1-877-407-3982 from the U.S. and 1-201-493-6780 from outside the U.S. A user-directed presentation will accompany the call and can be downloaded at: https://pgi.webcasts.com/starthere.jsp?ei=1071918 and will be available for 60 days.

A telephone replay will also be available approximately two hours after the call concludes through August 18 by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering Replay Pin Number: 13615282. The replay will also be posted to the IR section of the Resonant website at: http://ir.resonant.com/ir-calendar.

About Resonant Inc.
Resonant (NASDAQ: RESN) is a late-stage development company creating innovative filter designs for radio frequency front-ends (RFFEs) for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for analog signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RF front-end that select the desired radio frequency signals and rejects unwanted signals.

Using a patented, fundamentally new technology called Infinite Synthesized Networks™ (ISN), Resonant has developed a new method of designing RF filters that can displace conventional filters by providing significant cost and size reductions, fewer components and improved performance. ISN can improve Surface Acoustic Wave (SAW) filters to work in difficult, Bulk Acoustic Wave (BAW) bands with performance that is competitive with best in class products that exist on the market today. These capabilities will also allow Resonant to create filter designs that tune to multiple bands. Resonant plans to market these tunable designs which would replace several existing filters while significantly reducing the overall size and cost of the RFFE. For more information, please visit www.resonant.com.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements that include the following subjects, among others: the status of filter designs under development, the prospects for licensing filter designs upon completion of development, plans for other filter designs not currently in development, potential customers for Resonant’s designs, the timing and amount of future royalty streams, the expected duration of Resonant’s capital resources, hiring plans, the impact of Resonant’s designs on the mobile device market, and its business strategy. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: Resonant’s limited operating history (particularly as a new public company); Resonant’s ability to complete designs that meet customer specifications; the ability of its customers (or their manufacturers) to fabricate our designs in commercial quantities; dependence on a small number of customers; the ability of Resonant’s designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders Resonant’s designs less useful or obsolete; Resonant’s ability to find, recruit and retain the highly skilled personnel required for the design process in sufficient numbers to support growth; the ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by Resonant’s forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Resonant’s most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and the Company expressly disclaims any obligation or undertaking to update forward-looking statements.
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Contacts
Resonant
Ina McGuinness
805-308-9803
IR@resonant.com

MZ North America
Matt Hayden
1-949-259-4986
matt.hayden@mzgroup.us

Resonant Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014
REVENUE
OPERATING EXPENSES
R&D expenses	$1,094,000	$969,000	$2,091,000	$1,404,000
G&A expenses	943,000	455,000	2,070,000	977,000
Depreciation and amortization	116,000	62,000	227,000	75,000
TOTAL OPERATING EXPENSES	2,153,000	1,486,000	4,388,000	2,456,000
OPERATING LOSS	(2,153,000)	(1,486,000)	(4,388,000)	(2,456,000)
OTHER INCOME (EXPENSE)
Interest income	8,000	2,000	16,000	2,000
Interest expense	0	(2,099,000)	0	(2,808,000)
Fair value adjustments to warrant and derivative liabilities	0	252,000	0	(2,015,000)
Other income	0	1,164,000	0	1,164,000
TOTAL OTHER INCOME (EXPENSE)	8,000	(681,000)	16,000	(3,657,000)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,145,000)	(2,167,000)	(4,372,000)	(6,113,000)
Provision for income taxes	—	0	(1,000)	(1,000)
NET LOSS	$(2,145,000)	$(2,167,000)	$(4,373,000)	$(6,114,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.31)	$(0.69)	$(0.63)	$(2.95)
Weighted average shares outstanding — basic and diluted	7,160,890	3,136,955	7,119,569	2,074,380

Resonant Inc.
Condensed Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$1,782,000	$5,803,000
Investments held-to-maturity	8,000,000	7,999,000
TOTAL CURRENT ASSETS	10,003,000	13,908,000
PROPERTY AND EQUIPMENT, NET	993,000	1,041,000
TOTAL NONCURRENT ASSETS	768,000	515,000
TOTAL ASSETS	$11,764,000	$15,464,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$775,000	$720,000
TOTAL LONG-TERM LIABILITIES	37,000	54,000
STOCKHOLDERS’ EQUITY
Common stock	7,000	7,000
Additional paid-in capital	36,515,000	35,880,000
Accumulated deficit	(25,570,000)	(21,197,000)
TOTAL STOCKHOLDERS’ EQUITY	10,952,000	14,690,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,764,000	$15,464,000